Exhibit 10.21

Employment Contract

Party A: Zai Lab (Shanghai) Co., Ltd.

Registered Address: No.65, Lane 1000, Zhangheng Road, Zhangjiang Hi-tech Park, Pudong New Area, Shanghai

Legal Representative: Ying Du

Party B: Qi Liu

Residential Address: # ######## ######, #### #######, ## #####

Nationality: United States

ID (Passport) Number: #########

Party A, as a wholly foreign owned enterprise, hereby engages Party B as its employee by entering into an employment contract.

Based on the principles of equality, free will and good faith, in accordance with the Labor Law of the People’s Republic of China, the Labor Contract Law of the People’s Republic of China and other applicable laws, regulations and rules, after Party A has truthfully notified Party B of the related information involved in the employment contract, Party A and Party B have entered into this Employment Contract (the “Contract”) with respect to the establishment of an employment relationship between the Parties, the rights and obligations of the Parties and other relevant matters. Both Parties commit to be bound by the terms and conditions of this Contract.

Section 1. Conditions Precedent to the Contract

Article 1.1	Party A and Party B are parties to this Contract.

Article 1.2	Party A is an employer legally registered in the People’s Republic of China and is qualified to hire employees.

Article 1.3	Party B warrants to Party A that: when Party B executes this Contract, Party B is not in any labor or employment relationship with any third party or is subject to any non-compete period restriction. Party B further warrants that there exists no issue with any third party that may affect the effectiveness or the performance of this Contract.

Article 1.4	Party B warrants that after Party B is employed by Party A, Party B’s engagement in any work assigned by Party A will not infringe trade secrets or other legal interests of any third party; otherwise, Party B will be solely liable for such infringement.

Section 2. Term of Labor Contract

Article 2.1	The term of this Contract shall be three (3) years (the “Term”). This Contract shall be effective as of November 1, 2015 (the “Effective Date”) and shall expire on October 31, 2018. The first six (6) months of Term shall be the probationary period (the “Probationary Period”).

Article 2.2	In the event Party B fails to meet relevant recruitment requirements during the Probationary Period, Party A may terminate this Contract.

Article 2.3	Party A shall timely review the performance of Party B prior to the expiration of the Probationary Period. If Party B fails to pass the performance review, Party A shall be entitled to terminate this Contract.

Article 2.4	This Contract shall be terminated upon expiration of the Term. This Contract may be renewable upon mutual agreement of the Parties.

Article 2.5	If the commencement date of this Contract is inconsistent with the commencement date of the actual work, the employment relationship between Party A and Party B shall commence from the commencement date of the actual work, and the Term of this Contract and the Probationary Period shall also start from the commencement date of the actual work.

Section 3. Scope and Location of Work

Article 3.1	Party A hereby appoints Party B as the Chief Medical Officer based on its operational conditions. The specific job descriptions will be provided by Party A separately.

Article 3.2	The working place of Party B shall be in Shanghai (City). Party A may designate Party B to work in other cities as its business scope expands.

Article 3.3	Party A may lawfully and reasonably adjust the position and working place of Party B, taking in to account Party A’s needs of work and Party’s profession, expertise, capability, performance and health conditions as well as other factors.

Article 3.4	Party B shall complete the work in accordance with the scope, requirements and targets as arranged by Party A and shall meet the requirements on quality, quantity and time limit.

Section 4. Labor Protection, Labor Conditions and Occupational Hazard Protection

Article 4.1	Party A shall provide Party B with a work environment in compliance with the national regulations on safety and health so as to ensure the personal safety of Party B and to protect Party B from any physical injury at work.

Article 4.2	Party A shall provide Party B with necessary labour protection materials based on the actual needs of Party B’s position in accordance with the applicable national regulations. Party B shall enhance his sense of self-protection and strictly follow the procedures of safe operation.

Article 4.3	Party A shall adopt occupational hazard protection measures in an active manner in accordance with the applicable national and local regulations so as to ensure the personal safety of Party B and to protect Party B from any physical injury.

Article 4.4	Party A shall conduct regular health check as well as labour safety and health education for its employees in accordance with the applicable regulations. Party B shall accept the special trainings on labour safety and labour protection organized by Party A and shall strictly implement the labour safety system, specifications for operation and such other labour disciplines formulated by Party A, and shall use the labour protection materials in a safe and standardized manner.

Section 5. Remuneration

Article 5.1	Party A shall determine its salary system and the salary amounts taking into account its business operation status, profitability as well as relevant internal policies.

Article 5.2	Party B shall be entitled to remuneration upon his normal attendance for work and completion of his work assignment by Party A within the specified working time which has met both quality and quantity standards. The amount of monthly salary of Party B is provided in the offer letter or the remuneration adjustment notice. Such monthly salary has included all the allowances and subsidies provided in the national or local regulations.

Article 5.3	Party A shall pay to Party B a monthly salary on the last day of each month in a way in accordance with its policies.

Article 5.4	Party B shall pay individual income tax in accordance with law, which shall be withheld and remitted by Party A and deducted from the monthly salary and year-end bonus payable to Party B.

Article 5.5	Party A may make reasonable adjustments to the remuneration to Party B on the basis of the business operation status of Party A, the national price index, as well as the professional ability, performance, change in position and location of Party B and other factors. Party B is willing to accept and follow the decisions of Party A.

Section 6. Working Hours, Holidays and Leave

Article 6.1	The normal working hours of Party B shall be from 9 a.m. to 6 p.m. (including one (1) hour’s lunch time) from Monday to Friday.

☐ Both Parties acknowledge that the fixed working hour system will apply to Party B. Party B fully understands that Party A may change the work shifts and working hours or extend the working hours of Party B or request Party B to work on holidays from time to time upon consultation with Party B, taking into consideration the specific job of Party B and the business needs of Party A. Party B agrees to the changes in the work shifts, extension of working hours or working overtime during holidays as requested by Party A in accordance with the working hour system of Party A. For any overtime work requested or approved by Party A, Party A shall provide compensation leave or remuneration to Party B in accordance with law. Party B shall not work overtime without prior approval of his supervisor. Party B is not entitled to any overtime-related benefits (such as overtime pay or deferred holidays) for any overtime work that is neither requested nor approved in advance by Party A.

☑ Both Parties acknowledge that the flexible working hour system will apply to Party B. The salaries of Party B shall be the full compensation for his work—Party B will not be entitled to any overtime payment for extension of working hours during working days or working on holidays (non-national holidays).

☐ Party B understands that Party A has been granted / is applying for / will apply for the approval for flexible working hour system. If Party A obtains such approval, and if requested by Party A, Party B agrees to switch to the flexible working hour system and sign any document to effectuate such change.

Both Parties acknowledge that if the Parties agree upon mutual consultation on an adjustment of the duties of Party B, the working hour system applied to Party B may be adjusted accordingly.

Article 6.2	Party B shall be entitled to all national holidays and other holidays prescribed by the internal policies of Party A.

Section 7. Social Insurances and Benefits

Article 7.1	Party B shall be entitled to benefits for illness or non-work related injury in accordance with the applicable laws, regulations and relevant provisions.

Article 7.2	Party B shall be entitled to benefits for work-related injury, and pregnancy, maternity leave and nursing leave of the female employee in accordance with the applicable laws, regulations and relevant provisions.

Article 7.3	Party A shall contribute social insurance for Party B in accordance with PRC regulations, and may establish supplementary medical insurance and accident insurance accounts for Party B based on the actual situation of Party A. Party B is also required to contribute his portion of the amount into his social insurance account, and Party A shall withhold and deduct such amount from the salary payable to Party B. Party B guarantees that Party B will submit valid personal information certificates required by Party A for contribute social insurance. Party B shall be liable for any consequence resulting from any delay in submitting these certificates to Party A.

Article 7.4	Party A may adjust the benefits entitled by Party B based on Party A’s business operation status, profitability and other factors.

Section 8. Labor Discipline, Rewards and Punishments

Article 8.1	Party A will develop or amend internal rules and policies which are in compliance with the laws and regulations and necessary for its business development. Party A shall be responsible for supervising the daily activities of Party B and ensure his or her compliance with the labor disciplines in accordance with relevant rules and policies.

Article 8.2	Party B must abide by PRC laws, rules and regulations as well as the internal rules and policies of Party A, otherwise Party A has the right to impose punishment on Party B in accordance with its internal rules and policies.

Article 8.3	Party B shall carefully read the contents of each rule or policy publicly released by Party A in order to be timely informed of all information about Party A. Party B shall be solely liable for any consequence arising from the failure of Party B to be timely informed of the aforesaid information.

Article 8.4	During the Term of this Contract, Party A may amend its employee handbook and other rules and policies, or develop new rules and policies. If there is any inconsistency between the original policies and the new policies, Party B agrees to implement the new policies.

Article 8.5	Party B shall properly keep the assets of Party A and shall return the assets to Party A when leaving his or her position for any reason. Party B shall compensate Party A if Party B negligently loses any asset or intentionally damages any assets.

Article 8.6	Party A will, on a case-by-case basis, provide moral incentives and material rewards for employees who set a good example for complying with its rules and policies as well as employees who perform excellent work.

Article 8.7	Party A will, on a case-by-case basis, impose punishments on employees who violate the rules, policies and labor disciplines of Party A, varying from oral or written warnings and disciplinary punishment to termination of employment.

Section 9. Confidentiality, Ownership of Intellectual Property and Non-Compete

Article 9.1	Party A and Party B acknowledge that Party B will inevitably have access to the trade secrets and IP-related confidential information of Party A during the performance of work duties by Party B. Party A has ownership and proprietary right over such information, and Party B is obligated to keep such information in confidence.

Article 9.2	Party B must comply with any rules and policies of Party A regarding confidentiality, and be subject to the confidentiality obligations applicable to his position. Without obtaining written consent of Party A or if Party B is not performing his obligations and duties hereunder, Party B may not disclose any trade secrets of Party A to any third party, including other employees of Party A who are considered unfit to have access to such secrets.

Article 9.3	Party B shall be obligated to protect the capital, reputation, technologies and trade secrets of Party A. Party B shall be liable to recover losses and provide compensation in accordance with the applicable laws as well as the internal rules and policies of Party A for any losses actually suffered by Party A due to any intentional or negligent act of Party B.

Article 9.4	During the Term, Party B shall not engage in any conduct or commercial activity that is conflicting with the interests of Party A or competes with the business of Party A, including, but not limited to, working for any entity that competes with Party A, establishing any entity that competes with Party A or operate any related business. If Party B is found to be in violation with the foregoing, Party A shall have the right to take corresponding actions in accordance with its internal rules.

Article 9.5	Party A will set aside training fees and provide professional training to Party B. In the event that Party A and Party B agree on the service period and relevant liquidated damages, if Party B unilaterally leaves the position before expiration of the service period or is terminated by Party A due to reasons attributable to Party B within the service period, Party B shall be liable to make compensation in accordance with the applicable laws and the internal rules of Party A.

Article 9.6	If Party B is appointed as a member of the senior management or technical or professional staff of Party A and obtains the business process, technologies or trade secrets of Party A, no matter how this Contract is rescinded or terminated, Party B shall not, without obtaining written consent of Party A, work for any entity or individual that competes with Party A, or manufacture any product or operate any business that competes with Party A by himself within a specified period of time. Party B hereby agrees that Party A shall have the sole discretion as to whether Party B shall perform such non-compete obligation.

Section 10. Termination and Renewal of the Employment Contract

Article 10.1	Upon the occurrence of any of the circumstances set forth below, Party A shall be entitled to terminate this Contract after giving Party B a 30 days prior written notice (or paying to Party B an additional month of basic salary in lieu of the 30 days prior written notice) and providing Party B with a statutory severance.

1. Party B suffers an illness or a non-work-related injury and, after the statutory medical treatment period, is unable to undertake the original work or other work arranged by Party A;

2. Party B is incompetent to do the job, and still fails to be competent for the job after being trained or after his position is changed;

3.     There is a significant change to the objective circumstances on which this Contract is based, resulting in the failure to perform this Contract, and after the consultations by both Parties, no agreement can be reached in respect of the modification of the content of this Contract;

4.     Party A needs to lay off employees because Party A is undergoing a legally required bankruptcy restructuring or because Party A is experiencing serious difficulties in production or operation (in which case the employer must follow appropriate legal procedures to terminate employees); or

5. Other circumstances provided by PRC laws or regulations.

Article 10.2	Upon the occurrence of any of the circumstances set forth below, Party A may not terminate this Contract according to Article 10.1 hereof:

1.     Party B has been engaged in work exposing him to occupational disease hazards and has not received any occupational health check before leaving the position, or is receiving diagnosis or medical observation for suspected occupational diseases;

2. Party B has been confirmed as having lost or partially lost the ability to work due to an occupational disease or a work-related injury;

3. Party B is receiving medical treatment during the statutory medical treatment period due to illness or non-work-related injury;

4. Party B is in pregnancy, perinatal or nursing period; or

5. Other circumstances provided by PRC laws or regulations.

Article 10.3	Upon the occurrence of any of the circumstances set forth below, Party A shall be entitled to terminate this Contract immediately without prior notice, which will not give rise to a liability to pay severance or perform other obligations on the part of Party A:

1.     Party B seriously, repeatedly or continuously violates the labor discipline and policies of Party A, including without limitation: (i) the employee handbook; (ii) confidentiality obligations of Party B, exclusive employment provisions, the obligation to maintain the qualification required for the job, safe production and hygiene regulations, other terms of this Contract and/or other policies and procedures implemented by Party A from time to time.

2. Party B commits serious dereliction in the performance of his duties, or engages in malpractice to seek private benefits, causing severe damage to the interests of Party A;

3.     This Contract is invalidated because Party B commits fraud or uses coercive measures or takes advantage of Party A’s vulnerability to make Party A enter into or amend this Contract against Party A’s will;

4. Party B is prosecuted for criminal liability, or is subject to reeducation through labor in accordance with law;

5. Other circumstances under which PRC laws or regulations specify that Party A may immediately terminate the employment relationship with Party B.

Article 10.4	Party B may terminate this Contract at any time by serving a thirty (30)-day prior written notice to Party A. If Party B requests to terminate this Contract without serving a 30-day prior written notice, Party A shall be entitled to reject this request. Subject to approval of Party A, the resignation of Party B may take effect from the date when Party A receives the resignation request.

Article 10.5	If Party A compels Party B to work by using violence, threatening Party B or illegally restricting the freedoms of Party B, or gives illegal commands or forces Party B to work under risky circumstances which may expose Party B to physical hazards, Party B shall be entitled to terminate this Contract immediately without serving a prior notice to Party A.

Article 10.6	If Party B does not meet Party A’s recruitment criteria during the Probationary Period, Party A shall be entitled to terminate this Contract immediately without paying severance or performing other obligations, provided that Party A shall provide to Party B the reasons for termination. Party B shall be entitled to terminate this Contract by delivering a three (3)-day prior written notice to Party A during the Probationary Period.

Article 10.7	This Contract may be terminated upon mutual agreement by both Parties.

Article 10.8	Upon the occurrence of any of the circumstances set forth below, this Contract shall be automatically terminated unless otherwise provided by PRC laws or regulations:

1. The Term of this Contract has expired and the Parties do not renew this Contract;

2. Party B reaches the statutory retirement age or starts to enjoy basic pension in accordance with law, is dead or has been declared dead or missing by any competent court;

3.     Party B fails to obtain or retain the necessary work permit and visa required under the PRC law in respect of the employment relationship hereunder (this only applies to employees with non-mainland Chinese nationality);

4. Party A ceases operation or dissolves;

5. Party A has been declared bankrupt, has its business license revoked, or has been ordered to close in accordance with law; or

6. Other circumstances agreed by the Parties or provided by PRC laws or regulations.

Article 10.9	If Party B is subject to any disciplinary or legal investigation, Party A shall have right to suspend Party B’s duties, provided that Party A shall pay to Party B appropriate salaries or allowances in accordance with relevant PRC laws and regulations. If Party B is proven to have violated any discipline or law, Party A shall have right to terminate this Contract in accordance with Section 8 hereof.

Article 10.10	Party A may require Party B to stop working and/or stop performing his duties during the notice period (regardless whether the termination notice is made by Party A or Party B), provide that Party A shall pay to Party B basic salaries for the notice period.

Article 10.11	If Party B ceases to work for Party A, Party B agrees that Party A may notify Party B’s new employer any ongoing obligations Party B remains subject to under this Contract.

Article 10.12	After the Contract is terminated or rescinded,

1.     Upon the request of Party A, Party B shall promptly return to Party A all the assets of Party A (including the assets which shall be returned in accordance with the employee handbook). Party B acknowledges and agrees that Party A shall be entitled to withhold the last salaries and/or any other payment payable to Party B or offset the cost of such assets from such last salaries and/or any other payment if Party B fails to perform the foregoing obligations.

2.     Party B shall complete the termination procedures in accordance with the laws applicable to non-Chinese employees working in China (this only applies to employees with non-mainland Chinese nationality);

3. Party B shall continue to be bound by the Zai Lab Trade Secrets Confidentiality Agreement.

Section 11. Breaches and Damages

Article 11.1	Either Party shall compensate the other Party if the other Party suffers economic losses due to its breach of this Contract.

Article 11.2	During the Term of this Contract, if Party B receives paid training from Party A, or agrees to be subject to non-compete restrictions, such matters shall be handled in accordance with the agreements between the Parties.

Article 11.3	If Party B misappropriates Party A’s assets and cause damages to Party A, Party B shall return such assets and compensate Party A for its losses therefrom. If Party B obtains from Party A any interest which cannot be justified by any law or contract, Party B shall return such unjust enrichment to Party A.

Section 12. Labor Dispute

Article 12.1	The labor dispute resolution procedures shall apply to any dispute arising from the performance of this Contract by the Parties.

Article 12.2	The labor dispute resolution procedures shall be as follows:

1. Party A and Party B resolve the dispute through consultation and negotiation;

2. If the dispute cannot be resolved though consultation and negotiation, one or both Parties in dispute submit the dispute to the labor dispute arbitration committee for arbitration;

3.     Either Party that disagrees to the arbitration award may file a lawsuit within fifteen days following the receipt of the labor arbitration award to the people’s court having jurisdiction over the place where Party A locates.

Section 13. Miscellaneous

Article 13.1	This Contract is executed in two copies with each Party holding one copy. This Contract shall become effective when signed or sealed by both Parties and both copies shall be equally effective.

Article 13.2	Any matter not specified herein shall be handled in accordance with the other agreements by the Parties. If there is no agreement between the Parties, such matters shall be handed in accordance with the applicable laws, regulations and rules. If there is no applicable law, regulation or rule, the Parties shall enter into a supplemental agreement to this Contract based on the principles of equality, free will and good faith.

Article 13.3	In the event one or more provisions herein are inconsistent with the currently effective laws, regulations or rules, the applicable laws, regulations or rules shall prevail. If any applicable law, regulation or rule is amended, the most updated and effective one shall prevail. The validity, legality and enforceability of the other provisions herein shall not be affected by such invalid provisions.

Party B acknowledges and confirms that:

I have carefully read and fully understood the contents of this Contract at the time of execution of this Contract. I have been fully informed of the contents, conditions, places, occupational hazards, safety operation conditions and remunerations of the work, as well as the policies of Party A, including without limitation the employee handbook. I will strictly comply with these policies and perform the obligations therein.

Party A:	Party B:

Zai Lab (Shanghai) Co., Ltd.	Qi Liu

Signature (Seal):	Signature:

[Seal of Zai Lab (Shanghai) Co., Ltd.]	/s/ Qi Liu